Exhibit 99.1

TIB FINANCIAL CORP. RECEIVES NASDAQ MINIMUM BID PRICE NONCOMPLIANCE NOTICE

Naples, FL (January 6, 2010) – TIB FINANCIAL CORP. (NASDAQ: TIBB), parent company of TIB Bank and Naples Capital Advisors, Inc., leading financial services providers servicing the greater Naples, Bonita Springs and Fort Myers area, South Miami-Dade County, The Florida Keys and Sarasota County, today announced that it has received an advisory letter from The Nasdaq Stock Market (“NASDAQ”) indicating that based upon the closing bid price for the Company’s common stock for the last 30 consecutive business days, the Company no longer meets the $1.00 minimum bid price requirement of listing rule 5450(a)(1) for continued listing and has a grace period of 180 calendar days to regain compliance (provided by rule 5810(c)(3)(A)). The Company’s common stock will continue to trade on the Nasdaq Global Select market throughout the grace period.

To regain compliance, the Company must achieve a minimum closing bid price for its common stock above $1.00 for a minimum of 10 consecutive business days prior to the July 6, 2010 expiration of the grace period. Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market.

Thomas J. Longe, Vice Chairman, Chief Executive Officer and President stated “While we are disappointed in the current market price of our stock, we believe the market will acknowledge the progress we are making and look forward to regaining compliance within the grace period.”

Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.7 billion in total assets and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral, Venice and Nokomis. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $144 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and Naples Capital Advisors, Inc., visit www.tibbank.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Vice-Chairman, Chief Executive Officer and President at (239) 659-5857, or Stephen J. Gilhooly, Executive Vice President, Chief Financial Officer and Treasurer, at (239) 659-5876.

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which invoke significant risks and uncertainties. Certain factors, including those outside the company's control, may cause actual results to differ materially from those discussed in the forward-looking statements.